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EXHIBIT 99.1

CONTACT:
Justine E. Koenigsberg
Director, Corporate Communications
(617) 349-0271

FOR IMMEDIATE RELEASE

TKT ANNOUNCES $88 MILLION PUBLIC OFFERING OF COMMON STOCK

Cambridge, MA, June 25, 2001 -- Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced the public offering of 3,100,000 shares of its common stock at a purchase price of $28.50 per share. All of the shares offered were offered by TKT. The Company intends to use the net proceeds from the sale of the common stock for general corporate purposes, including building its sales and marketing capabilities for its Niche Protein(TM) products, expanding clinical trials and funding preclinical testing and other research and development programs. SG Cowen Securities Corporation acted as underwriter for the common stock offering. In addition, TKT has granted the underwriters an option to purchase up to 465,000 additional shares of common stock to cover overallotments.

Copies of the prospectus relating to this offering of common stock may be obtained from the underwriters at the Prospectus Department of SG Cowen Securities Corporation, One Financial Square, 27th Floor, New York, NY 10005,
Attention: Maryann Moccia.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Transkaryotic Therapies, Inc. (TKT) is a biopharmaceutical company dedicated to the development and commercialization of products based on its three proprietary development platforms: Gene-Activated(R) proteins, Niche Protein(TM) products, and Gene Therapy. The Company's gene activation technology is a proprietary approach to the large-scale production of therapeutic proteins, which does not require the cloning of genes and their subsequent insertion into non-human cell lines. TKTis Niche Protein product platform is based on protein replacement for the treatment of rare genetic diseases, a group of disorders characterized by the absence of certain metabolic enzymes. The Company's Gene Therapy technology, known as Transkaryotic Therapy(TM), is focused on the commercialization of non-viral, ex vivo gene therapy products for the long-term treatment of chronic protein deficiency states.

Gene-Activated(R) is a registered trademark and Niche Protein(TM), TKT(TM), and Transkaryotic Therapy(TM) are trademarks of Transkaryotic Therapies, Inc.